Exhibit 11.3

Independent Auditor’s Consent

We consent to the inclusion of our report dated April 24, 2019, with respect to the consolidated balance sheets of MogulREIT I, LLC as of December 31, 2018 and 2017, and the related consolidated statements of income, members’ equity and cash flows for the years then ended, appearing in this Regulation A Offering Circular on Form 1-A (File No 024-10840) of MogulREIT I, LLC. We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Bethesda, Maryland

April 26, 2019